KEVIN  E.  HISKO
Direct  No.  (604)  661-7683
Direct  Fax  No.  (604)  661-1676
Email  khisko@campney.com
File  No.  040735/1

July  11,  2000

Clark  Wilson
Barristers  &  Solicitors
800  -  885  West  Georgia  Street
Vancouver,  B.C.  V6B  4P7
Attention:     Bill  Macdonald
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Dear  Sirs

Re:  wwbroadcast.net inc (the  "Company") - Continuation to the State of Wyoming
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We  have acted as counsel for the Company, together with Clark Wilson as special counsel, in connection with the continuation (the "Continuation") of the Company from the Province of British Columbia into the State of Wyoming, which Continuation was declared effective on July 14, 1999.

We have examined originals or copies, certified or identified to our satisfaction, of the constating documents of the Company and of such corporate records of the Company, certificates of public officials, officers of the Company and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In particular, as to various questions of fact, we have relied upon a certificate (the "Officers' Certificate") of the President and the Secretary of the Company, dated the date of this opinion relating to certain factual matters in connection with the Continuation, a copy of which has been delivered to you today. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia only and we express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

In expressing the opinion set forth in paragraph 1 below, insofar as such opinion relates to the number of issued and outstanding shares of the Company on July 13, 1999, we have relied exclusively and without independent investigation upon a letter of Montreal Trust Company of

Canada (the "Transfer Agent") dated July 7, 2000, a copy of which has been delivered to you. In expressing the opinion set forth in paragraph 2 below, insofar as such opinion relates to such shares being fully-paid and non-assessable, we have relied exclusively on the Certificate.

Based on and subject to the foregoing we are of the opinion that as at July 13, the day before the Continuation was declared effective:

1. The authorized capital of the Company consisted of 100,000,000 common shares of which 15,918,107 were issued and outstanding;

2. The 15,918,107 issued and outstanding shares were validly authorized, created, allotted and issued and were outstanding as at the date the Continuation was declared effective. This is the same number of issued shares as indicated by the records of the Transfer Agent.

Yours  truly,

CAMPNEY  &  MURPHY

/s/ Campney  &  Murphy"

KEH:  pa
                               wwbroadcastnet inc.
                           CERTIFICATE OF CONFIRMATION

The undersigned Kirk E. Exner, President and Marcel De Groot, Secretary of wwbroadcast.net inc. (the "Company"), hereby certify, in their capacity as officers of the Company and not in their personal capacity, and based on a review of the audited financial statements of the Company, that as of July 13, 1999, the Company had received full consideration for all of its issued and outstanding common shares and that all of its issued and outstanding common shares were, as at that date, fully paid and non-assessable.

Dated  at  Vancouver,  BC  this  11th  day  of  July  2000.

wwbroadcast.net  inc

Per:     /s/ Kirk  E.  Exner
            -----------------
             Kirk  E.  Exner,  President

Per:     /s/ Marcel  De  Groot
           -------------------
             Marcel  De  Groot,  Secretary